Exhibit 99.1

Press Release CONTACT: Rob Seelig (603) 640-2212

GILES HARRISON TO JOIN WHITE MOUNTAINS
AS EVP AND CHIEF STRATEGY OFFICER;
LIAM CAFFREY NAMED PRESIDENT

HAMILTON, Bermuda, April 10, 2024 -- White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today that Giles Harrison will become its Executive Vice President and Chief Strategy Officer on June 10, 2024. Since 2015, Mr. Harrison has served in various capacities at Zurich Insurance Company Ltd., most recently as Chief Financial Officer of its subsidiary, Farmers Group, Inc. Prior to joining Zurich, Mr. Harrison was an insurance sector investment banker for 20 years and advised White Mountains on numerous projects in such capacity.

White Mountains also announced today that Liam Caffrey has been named President of White Mountains. Mr. Caffrey will continue to serve as Chief Financial Officer.

Manning Rountree, White Mountains’s Chief Executive Officer said, “We are pleased to announce Giles’ hiring, and we look forward to welcoming him in June. Giles is a seasoned insurance executive and an old friend and trusted advisor to many of us here at White Mountains. We are also pleased to announce Liam’s promotion, which is well deserved. Liam and Giles are strong business leaders who will create real value for White Mountains shareholders in the years to come.”

ADDITIONAL INFORMATION
White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol “WTM” and WTM.BH, respectively. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

FORWARD-LOOKING STATEMENTS

The foregoing press release contains “forward-looking statements” such as those that state what individuals will do or what roles they will serve in. The Company intends such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cannot promise that its expectations in such forward-looking statements will turn out to be correct because they are subject to factors beyond its control, including competitive labor markets and the conduct of individuals.